Exhibit 99.1
VISTACARE APPOINTS HENRY L. HIRVELA AS NEW
CHIEF FINANCIAL OFFICER
SCOTTSDALE, AZ, March 27, 2006 – VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today announced that it has appointed Henry L. Hirvela, 54, as its new Chief Financial Officer (CFO), effective immediately.
In his role as Chief Financial Officer, Hirvela reports directly to Richard R. Slager, Chairman and CEO, and assumes responsibility for leadership of VistaCare’s financial operations and Information Technology. Both the Chief Accounting Officer/Controller and Vice President of Information Technology will report to Hirvela.
“We are delighted to have a finance executive of Henry’s caliber as part of the VistaCare team. In addition to bringing more than 20 years of experience in senior-level finance positions, Henry has a great passion for our business and for the hospice benefit,” Slager said. “He will play an integral role in the continued pursuit and fulfillment of our strategic plan, and I’m confident that his successful track record of fiscal stewardship, his dynamic growth-oriented approach, and his commitment to acting in the best interests of our employees, patients, families, and communities will serve VistaCare well.”
Mr. Hirvela first joined VistaCare as a Senior Executive Financial Consultant in February 2006. Prior to this engagement, Hirvela founded Phoenix Management Partners, LLC, during which time he served as President and CEO of Vigilant Systems, Inc, developed Ironwood Golf Group LLC, and served as Chairman for Three-Five Systems, Inc., an electronic manufacturing services company. From 1996 to 2000, Hirvela served as Vice President and Chief Financial Officer for Scottsdale-based Allied Waste Industries, Inc., where he helped grow the company’s annual revenues from $180 million in 1996 to more than $6 billion in 2000. In this role, he also played a key role in managing more than 100 large acquisitions and was responsible for all aspects of financial and information systems management for this publicly traded company. His other past experience includes senior leadership positions for technology and environmental services companies.
Mr. Hirvela earned a Bachelor of Arts from United States International University in San Diego and holds an MBA from the Johnson Graduate School of Management from Cornell University. He currently serves as a Member of the National Association of Corporate Directors.

About VistaCare
VistaCare is a leading provider of hospice services in the United States, with programs in 14 states. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of patients facing life-limiting illness. This care is most commonly provided in the patient’s home or other residence of choice, including hospitals, assisted living communities and nursing homes. For more information, call 1-866-VISTACARE (847-8222) or visit www.VistaCare.com.

VistaCare Contact:	Investor Contacts:	Media Contact:
Henry Hirvela	Doug Sherk/Jennifer Beugelmans	Steve DiMattia
(480) 648-8777	EVC Group	EVC Group
henry.hirvela@vistacare.com	(415) 896-6820	(415) 896-6820
	dsherk@evcgroup.com	sdimattia@evcgroup.com
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